Exhibit 99.1

Fermi Announces New Agreements with Investment-Grade Hyperscaler and Third Quarter 2026 Financial Results

Investment grade hyperscaler commits ~$200 million to advance development of 600 MW of power capacity at Project Matador

DALLAS, November 12, 2026 -- Fermi Inc. (NASDAQ/LSE: FRMI), operating as Fermi America™ (“Fermi” or the “Company”), today announced its third quarter 2026 financial results and multiple new agreements with an investment-grade hyperscaler to advance 600 megawatts (“MW”) of power capacity at Project Matador. A conference call is scheduled for 9 a.m. Eastern Time / 2 p.m. British Time today, November 12, 2026. Accompanying slides and prepared remarks can be found at https://investor.fermiamerica.com. Participation details are included in this release.

“Hyperscalers want sites that are ready with permitted power, and Fermi’s Project Matador is one of few that can meet that demand today,” said Lee McIntire, Fermi Chief Executive Officer. “Our headstart in speed to power is a key reason an investment-grade hyperscaler has signed up for 600 megawatts and committed more than $200 million up front to accelerate construction at Project Matador with an additional $90 million contemplated. We believe this is just the start of converting our strong pipeline of customers. If we successfully turn this pipeline of prospective customers into leases, it would completely fill our 2.2 gigawatts of current capacity. This gives us growing confidence in our path forward and puts us in strong position to evolve from pre-revenue, pre-lease to the next phase of growth.”

Tenant Agreement Updates

Investment-Grade Hyperscaler Agreements. Fermi has entered into agreements with an undisclosed investment-grade hyperscale customer to advance development of an initial 600 MW of power capacity beginning in 2027 at Project Matador. The customer is making financial and development commitments ahead of finalizing a lease, reflecting the importance of securing access to power within its targeted delivery timeline. These financial and development commitments include:

●	$200 million prepayment agreement: Provides for substantial upfront customer funding in connection with the proposed 600 MW development.

●	$15 million early construction and site development agreement: Establishes a framework for advancing site preparation and construction activities as soon as possible to maintain the customer’s desired schedule.

Additionally, Fermi and the customer are finalizing a $90 million structural steel and building materials purchase agreement, which would enable the customer to leverage critical long-lead materials Fermi secured in advance, accelerating the customer’s planned construction of multiple data center facilities on Project Matador.

These agreements demonstrate Fermi’s strategy of investing early in infrastructure readiness to enable faster customer development, attract customer capital earlier in the project lifecycle, and translate our power and infrastructure advantages into long-term revenue opportunities with little or no dilution.

The customer intends to use Fermi’s infrastructure and advance development work to accelerate its deployment at Project Matador. The parties continue to work toward a definitive long-term lease and finalization of the steel purchase agreement. The customer’s identity remains confidential.

TensorWave Lease Termination. Fermi and TensorWave have terminated the Data Center Lease and Services Agreement signed in August 2026. The AMD credit support agreement associated with TensorWave is also terminated.

Texas Tech University Partnership

Fermi and the Texas Tech University System maintain a strong relationship and continue to work together to advance Project Matador, including the conditions under the land lease that precede vertical construction. Earlier this week, Texas Tech University System Chancellor, Brandon Creighton, issued a statement reaffirming the partnership: “Texas Tech is proud of our partnership with Fermi and remains firmly committed to the success of Project Matador.”

Third Quarter Financial Highlights (as of and for the three months ended September 30, 2026)

●	$315.5 million of total cash and restricted cash on hand.

●	$133.4 million of capital invested in Property, Plant, and Equipment ($759.5 million for the nine months ended September 30, 2026), bringing the net balance to approximately $1.67 billion. Fermi remains focused on disciplined capital deployment matched to commercial progress.

●	$958.4 million of outstanding debt, net, reflecting a $463.0 million net increase in borrowings under the convertible senior notes and equipment financing facilities.

●	$141.6 million net loss, or $0.22 per basic and diluted share. General and administrative expenses of $142.2 million drove most of that result and included $65.8 million of non-cash stock compensation and $21.5 million of financial advisory fees settled through the issuance of common stock. Fermi remains pre-revenue and in its development phase, so spending tracks buildout rather than operations.

Conference Call Information

Fermi plans to host a conference call and webcast at 9 a.m. Eastern Time / 2 p.m. British Time today, November 12, 2026, to discuss its third quarter results and recent milestone execution.

To participate, dial (888) 506-0062 in the U.S. or +1 973-528-0011 internationally approximately 15 minutes prior to the scheduled start time and refer to conference code 176575. The call will also be webcast in a listen-only mode and can be accessed through the Investor Relations Events & Presentations page of Fermi’s website. A replay of the webcast will be available for a period of one year.

Financial Results and SEC Filings

Fermi’s report on Form 10-Q for the quarter ended September 30, 2026, will be filed with the U.S. Securities and Exchange Commission and made available through the SEC’s website and the Investor Relations section of Fermi’s website.

About Fermi’s Project Matador

Fermi America is where AI gets power. Fermi America is developing one of the world’s largest advanced energy and AI ecosystems in the Texas Panhandle. The site, called Project Matador, is secured or under long-term lease with nearly $1.7 billion invested in buildout to date. Fermi designed the project to solve the single biggest constraint in AI infrastructure: access to large-scale, reliable power on a timeline that meets customer demand – delivered behind the meter and on a private grid built and operated on site. Subject to entering into binding customer agreements, the project is expected to ramp to approximately 17 GW, with capital deployment matched to commercial commitments.

About Fermi America™

Fermi America™ (Nasdaq & LSE: FRMI) develops next-generation private electric grids that deliver highly redundant power at gigawatt scale to support next-generation intelligence and AI compute. Fermi America™ combines cutting-edge technology with a deep bench of proven world-class multi-disciplinary leaders with a combined 25 GW of experience, to create one of the world’s largest, 17 GW next-gen private grid, helping ensure America’s energy and AI dominance. The behind-the-meter Project Matador campus is expected to integrate the nation’s biggest combined-cycle natural gas project, one of the largest clean, new nuclear power complexes in America, utility grid power, solar power, and battery energy storage, to support hyperscale AI and advanced computing. For additional information visit www.fermiamerica.com.

About the Texas Tech University System

Established in 1996, the Texas Tech University System is one of the top public university systems in the nation, consisting of five universities - Texas Tech University, Texas Tech University Health Sciences Center, Angelo State University, Texas Tech University Health Sciences Center El Paso and Midwestern State University.

Headquartered in Lubbock, Texas, the TTU System is a more than $3 billion enterprise focused on advancing higher education, health care, research and outreach with approximately 21,000 employees and 64,000 students, more than 400,000 alums, a statewide economic impact of $19.2 billion and an endowment valued at $3 billion. In its short history, the TTU System has grown tremendously and is nationally acclaimed, operating at 20 academic locations in 16 cities (15 in Texas, 1 international).

In addition, the TTU System is one of only nine in the nation to offer programs for undergraduate, medical, law, nursing, pharmacy, dental and veterinary education among other academic areas.

Investor Contact

Rodrigo Acuna | IR@fermiamerica.com

Media Contact

Fermi Inc. Communications | media@fermiamerica.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our letter of intent and related agreements, development plans, construction timelines, permitting and regulatory approvals, binding customer agreements, strategic partnerships and alliances, joint ventures, financing activities, generation capacity, future expansion of Project Matador, equipment delivery and installation, first power timing, leadership transition, and anticipated operational milestones.

These statements are based on current expectations and assumptions and are subject to known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others: our ability to obtain and maintain required permits and regulatory approvals, including from the NRC and TCEQ; our ability to secure and maintain binding customer agreements and creditworthy counterparties; our ability to complete strategic partnerships and joint ventures on acceptable terms; the availability of project financing and capital on acceptable terms; risks associated with large-scale construction and infrastructure development; interconnection availability and grid constraints; supply chain and equipment procurement risks; commodity availability and pricing, including natural gas and water; risks associated with nuclear development and licensing; counterparty performance; leadership transition risks; litigation and governance matters; and broader economic, regulatory, and market conditions.

Statements regarding potential generation capacity in excess of currently permitted levels, including any reference to expansion beyond approximately 6 GW or up to 11 GW or 17 GW, are subject to the successful receipt of additional permits and approvals, financing, interconnection capacity, land acquisition, and other factors, and there can be no assurance that such capacity will be developed or achieved.

Statements regarding total site acreage, including any reference to expansion beyond currently controlled or leased land, are subject to the closing of pending acquisitions, land availability, and other factors, and there can be no assurance that such acreage will be realized.

These forward-looking statements represent management’s expectations as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise these statements. Additional information regarding these and other risks is included in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

Fermi Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value amounts and share numbers)

(unaudited)

	As of September 30, 2026	As of December 31, 2025
Assets
Property, plant, and equipment, net	$1,669,639	$935,295
Cash and cash equivalents	286,327	408,529
Restricted cash	29,190	—
Prepaid expenses and other assets	71,053	47,753
Operating lease right-of-use assets	44,876	21,737
Total assets	$2,101,085	$1,413,314
Liabilities and stockholders’ equity
Debt, net	$958,353	$109,799
Accounts payable and accrued liabilities	126,728	176,572
Operating lease liabilities	57,544	21,320
Other liabilities	—	9,751
Total liabilities	1,142,625	317,442
Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; 2,400,000,000 shares authorized, 646,138,173 and 629,839,790 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	646	628
Preferred stock, $0.001 par value; 10,000,000 shares authorized, and no shares issued or outstanding as of September 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	1,447,111	1,228,443
Accumulated deficit	(489,297)	(133,199)
Total stockholders’ equity	958,460	1,095,872
Total liabilities and stockholders’ equity	$2,101,085	$1,413,314

Fermi Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share numbers)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	For the period from January 10, 2025 (Inception) through September 30,
	2026	2025	2026	2025
Expenses:
General and administrative	$142,161	$37,776	$335,164	$43,463
Total expenses	142,161	37,776	335,164	43,463
Loss from operations	(142,161)	(37,776)	(335,164)	(43,463)
Other income (expense):
Interest income (expense)	2,207	12	5,509	(669)
Other income (expense), net	(1,645)	(309,048)	(26,443)	(309,048)
Total other income (expense)	562	(309,036)	(20,934)	(309,717)
Net loss	$(141,599)	$(346,812)	$(356,098)	$(353,180)
Net loss per share – basic and diluted	$(0.22)	$(0.84)	$(0.56)	$(0.95)
Weighted average shares outstanding – basic and diluted	642,652,819	466,493,415	636,652,949	416,237,306

Fermi Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30, 2026	For the period from January 10, 2025 (Inception) through September 30, 2025
Cash flows used in operating activities:
Net loss	$(356,098)	$(353,180)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	184,475	24,814
Share-based compensation expense, related party	—	3,616
Share-based payments for professional services	21,988	—
Share-based charitable contribution expense	—	173,784
Loss on extinguishment of debt	24,753	—
Change in fair value as a result of fair value remeasurements	—	111,590
Series A and Series B Convertible Notes inducement expense	—	23,674
Write-off of previously capitalized construction in progress	6,918	—
Other	6,858	680
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	15,345	10,799
Prepaid expenses and other assets	(14,793)	(4,068)
Net cash used in operating activities	$(110,554)	$(8,291)
Cash flows used in investing activities:
Investments in property, plant, and equipment	(759,549)	(96,321)
Net cash used in investing activities	$(759,549)	$(96,321)
Cash flows from financing activities:
Proceeds from issuance of debt, net of discount	979,799	201,624
Repayment of Macquarie Term Loan	(144,294)	—
Principal payments on debt	(3,152)	(15,000)
Payment of debt issuance costs	(18,953)	(1,012)
Payment for capped call options	(34,747)	—
Proceeds from issuance of Preferred Units	—	107,552
Other financing activities	(1,562)	(5,559)
Net cash provided by financing activities	$777,091	$287,605
Change in cash, cash equivalents and restricted cash	(93,012)	182,993
Cash, cash equivalents and restricted cash, at beginning of period	408,529	—
Cash, cash equivalents and restricted cash, at end of period	$315,517	$182,993
Cash, cash equivalents and restricted cash, at end of period:
Cash and cash equivalents	$286,327	$83,693
Restricted cash	29,190	99,300
Cash, cash equivalents and restricted cash, at end of period	$315,517	$182,993